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                                                                   EXHIBIT 99.11

                                     [LOGO]

                          FLEETWOOD ENTERPRISES, INC.
                           FLEETWOOD CAPITAL TRUST II
                           AMENDED EXCHANGE OFFER OF
   -  % CONVERTIBLE TRUST II PREFERRED SECURITIES DUE 2013 OF FLEETWOOD CAPITAL
                                   TRUST II,
WHICH WILL BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PRIOR TO
                                    CLOSING,
        FOR UP TO $86.25 MILLION IN AGGREGATE LIQUIDATION AMOUNT OF THE
 6% CONVERTIBLE TRUST PREFERRED SECURITIES DUE 2028 OF FLEETWOOD CAPITAL TRUST
                           AND AMENDED CASH OFFER OF
  -  % CONVERTIBLE TRUST III PREFERRED SECURITIES DUE 2013 OF FLEETWOOD CAPITAL
                                   TRUST III

To Holders of Fleetwood Capital Trust
6% Convertible Trust Preferred Securities Due 2028 and
The Depository Trust Company:

    We are offering to exchange (the "Exchange Offer") an aggregate liquidation
amount of Fleetwood Capital Trust II's   -  % Convertible II Trust Preferred
Securities due 2013 (the "Exchange Preferred Securities") for up to
$86.25 million in aggregate liquidation amount of 6% Convertible Trust Preferred Securities due 2028 (CUSIP No. 339072407) (the "Existing Preferred Securities") of Fleetwood Capital Trust held by the registered holders thereof (the "Holders").

    We are also offering investors the right to purchase $  -  million in
aggregate liquidation amount of   -  % Convertible Trust III Preferred
Securities due 2013 (the "Cash Offer Preferred Securities") for cash (the "Cash Offer"). The Cash Offer Preferred Securities and Exchange Preferred Securities constitute different series of trust preferred securities and are not fungible. If we consummate the Exchange Offer, we intend to use a portion of the proceeds from the Cash Offer to pay the taxes we expect to incur as a result of the cancellation of the existing debentures that support the Existing Preferred Securities tendered and accepted for exchange in the Exchange Offer. We will also use a portion of the proceeds to pay the fees and expenses incurred in connection with the Exchange Offer and the Cash Offer. We will use the remainder of the proceeds from the Cash Offer for general corporate purposes, including the possible repayment of corporate indebtedness.

    In the event that the conditions to the Exchange Offer are not satisfied or we do not otherwise consummate the Exchange Offer, we nonetheless will consummate the Cash Offer and will use all proceeds received in the Cash Offer, after payment of fees and expenses, for general corporate purposes, including the repayment of corporate indebtedness. The effect of the Exchange Offer on our cash flow will be positive, which is a condition to the Exchange Offer. If we raise more than the minimum amount, or if we do not consummate the Exchange Offer but we do consummate the Cash Offer, the effect on our cash flow will be negative. However, in any of the circumstances described in the two previous sentences, we anticipate that the effect of either or both of the Exchange Offer or the Cash Offer on our balance sheet will be to provide us with greater flexibility in executing our strategic plan and exploring financing opportunities in the future, by enhancing liquidity and increasing our capacity to carry senior debt.

    The purpose of this letter is to call your attention to certain important information regarding the Exchange Offer. This Exchange Offer was launched on
December 5, 2001 and amended on December   -  , 2001. THE EXCHANGE OFFER EXPIRES
AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 4, 2002, UNLESS WE EXTEND THE
OFFER.

    You can choose to exchange your Existing Preferred Securities for Exchange Preferred Securities. Holders who participate in the Exchange Offer will receive $22 in liquidation amount of Exchange Preferred Securities for each $50 in liquidation amount of their Existing Preferred Securities accepted in the Exchange Offer but will not receive any payment in respect of accrued but unpaid interest on the Existing Preferred Securities through the date of consummation of the Exchange Offer.
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    In consideration for Fleetwood Capital Trust II issuing the Exchange
Preferred Securities, we will issue   -  % Convertible Trust II Subordinated
Debentures due 2013 (the "Exchange Debentures") to Fleetwood Capital Trust II. Unless we have earlier redeemed the Exchange Debentures, the Exchange Preferred Securities will be convertible into our common stock at the option of each holder at any time prior to maturity. Each $1,000 in liquidation amount of Exchange Preferred Securities will be convertible into shares of our common stock at a rate that is to be determined pursuant to the conversion price formula set forth on page of the Prospectus. In comparison, the Existing Preferred Securities are currently convertible into our common stock at the rate of 20.53 shares per $1,000 in liquidation amount of Existing Preferred Securities.

    You should be aware, in considering the Exchange Offer, that up to
$37.95 million in aggregate liquidation amount of Exchange Preferred Securities will be issued in the Exchange Offer. As described in the amended preliminary
prospectus dated December   -  , 2001 (the "Prospectus"), the Exchange Preferred
Securities and Cash Offer Preferred Securities will rank equally with each other and senior in right of payment to any Existing Preferred Securities that remain outstanding after completion of the Exchange Offer or Cash Offer. If we default on the Existing Preferred Securities, we will be prohibited from making any payments on the Existing Preferred Securities until all of the Exchange Preferred Securities and Cash Offer Preferred Securities have been paid in full. The terms of the Exchange Preferred Securities are described in more detail in the Prospectus under the section titled "Description of Preferred
Securities--Description of the New Preferred Securities," beginning on page   of
the Prospectus.

    As you may know, we have been impacted by excess capacity, high retail inventories and a slowing of retail sales caused by restrictive financing conditions. These forces have resulted in a softening of demand, which has led to a decrease in our sales. A number of our competitors also appear to be experiencing similar difficulties. As a result, our Board of Directors has determined that the Exchange Offer and/or Cash Offer will better enable us to withstand this difficult environment and will provide us with greater flexibility in executing our strategic plan and exploring financing opportunities in the future, by enhancing liquidity and increasing our capacity to carry senior debt. Accordingly, we are making the Exchange Offer and Cash Offer as an integral part of a larger program to reduce our senior debt obligations. Further, we have also entered into a new senior secured facility funded by a syndicate of banks led by Bank of America.

    If you want to participate in the Exchange Offer, you must make the necessary arrangements promptly. In particular, if your Existing Preferred Securities are held through a broker, dealer, bank, trust company or other nominee, you will need to instruct that firm to tender the Existing Preferred Securities on your behalf. Since this procedure may take a considerable amount of time, you should give these instructions as soon as possible.

    The terms of the Exchange Offer and Cash Offer are contained in our Prospectus, which accompanies this letter. The Exchange Offer is subject to certain conditions, including among others:

    - an aggregate liquidation amount of a minimum of $50.0 million of Existing Preferred Securities being tendered into the Exchange Offer and not withdrawn;

    - the receipt of proceeds in the sale of Cash Offer Preferred Securities being purchased in our Cash Offer, in an amount equal to at least 30% of the aggregate liquidation amount of Existing Preferred Securities tendered or accepted for exchange in the Exchange Offer; and

    - our registration statement and any post-effective amendment to the registration statement covering the Exchange Preferred Securities and Cash Offer Preferred Securities being declared effective under the Securities Act of 1933, as amended.

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    If you need assistance making arrangements to tender your securities, please call the Information Agent for the Exchange Offer, D.F. King & Co., Inc., toll-free at (800) 290-6428. If you have any questions about the Exchange Offer, please call the exclusive Dealer Manager for the offer, Banc of America Securities LLC, at (212) 583-8206, Attention: Howard Needle. We appreciate your consideration of our Exchange Offer.

                                          Sincerely,

                                          /S/ GLENN F. KUMMER
                                          Glenn F. Kummer
                                          Chairman of the Board

    We have filed a Registration Statement, as amended, with the Securities and Exchange Commission (the "SEC") on Form S-4/S-3 registering the Exchange
Preferred Securities and Cash Offer Preferred Securities, the   -  % Convertible
Trust II Subordinated Debentures due 2013, the   -  % Convertible Trust III
Subordinated Debentures due 2013, the related guarantees and the underlying shares of common stock to be offered in the Exchange Offer and Cash Offer. The Registration Statement and the Prospectus contain important information about us, the Exchange Offer, the Cash Offer and related matters. Security holders are urged to read the Registration Statement and the accompanying Prospectus, the related Schedule TO-I/A and any other relevant documents filed by us with the SEC.

    The Registration Statement has not yet become effective. The Exchange Preferred Securities may not be sold and, although you may tender your Existing Preferred Securities, tenders may not be accepted prior to the time the Registration Statement becomes effective and the expiration date of the Exchange Offer. This communication shall not constitute an offer to sell or an offer to buy nor shall there be any sale of the Exchange Preferred Securities in any state in which such offer, solicitation or sale would be unlawful.

    Security holders are able to obtain copies of the Registration Statement on Form S-4/S-3 and the accompanying Prospectus, the Schedule TO-I/A and any other relevant documents at no cost to them through the website maintained by the SEC at HTTP://WWW.SEC.GOV. In addition, these documents are available free of charge to you by contacting the Information Agent for the offer, D.F. King &
Co., Inc., toll-free at (800) 290-6428.

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